Exhibit 99.1

FOR IMMEDIATE RELEASE

W&T Offshore, Inc. Announces Closing of Major Debt Refinancing

HOUSTON, Oct. 18, 2018 /PRNewswire/ — W&T Offshore, Inc. (NYSE: WTI) (“W&T Offshore” or the “Company”) announced today that it has closed transactions to effect a refinancing of substantially all of its outstanding indebtedness. The Company today closed its previously announced private offering of $625.0 million in aggregate principal amount of 9.75% Senior Second Lien Notes due 2023 (the “New Notes”) which priced at par. The Company also entered into a Sixth Amended and Restated Credit Agreement which provides for a revolving credit and letter of credit facility with an initial borrowing base of $250.0 million.

The Company used net proceeds from the offering of New Notes, borrowings under its new amended and restated revolving credit facility and cash on hand to (i) repay and retire its outstanding $75.0 million 11.00% 1.5 Lien Term Loan and $300.0 million 9.00% Second Lien Term Loan and (ii) redeem or repurchase in full all of its outstanding 8.500% Senior Notes due 2019, 9.00%/10.75% Senior Second Lien PIK Toggle Notes due 2020 and 8.50%/10.00% Senior Third Lien PIK Toggle Notes due 2021 (collectively, the “Existing Notes”).

The Company also announced its repurchase and retirement of $464.4 million in aggregate principal of its Existing Notes pursuant to its acceptance of early tenders of Existing Notes validly tendered and not withdrawn by holders pursuant to the Company’s previously announced offer to purchase for cash any and all of its outstanding Existing Notes. The remaining outstanding $63.8 million in aggregate principal of its Existing Notes was irrevocably called for redemption on November 17, 2018 under the terms of the applicable indenture governing each issue of Existing Notes. Sufficient redemption funds were deposited in trust with the indenture trustee to satisfy and discharge all of the Company’s obligations under the Existing Notes and the respective indentures, and settlement of such redemptions will occur on November 19, 2018, the next business day following the redemption date.

The Company’s offer to purchase remaining Existing Notes will expire at 11:59 p.m., New York City time, on October 31, 2018, unless extended. Outstanding Existing Notes validly tendered and not withdrawn and accepted by the Company pursuant to the terms of the previously announced offer to purchase will receive the tender offer consideration described in the offer to purchase dated October 3, 2018, which does not include the early tender premium, plus accrued and unpaid interest.

The New Notes are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the New Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New Notes were being offered only to qualified institutional buyers in the United States under Rule 144A and to non-U.S. investors outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the New Notes or any other securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:	Dennard Lascar Investor Relations lelliott@dennardlascar.com 713-529-6600 Lisa Elliott	Janet Yang VP & CFO investorrelations@wtoffshore.com 713-624-7326